Execution Form

                             STOCKHOLDER UNDERTAKING

     This Stockholder Undertaking (the "UNDERTAKING") dated as of July 29, 2003 is made and given by SCP Private Equity Partners II, L.P. ("STOCKHOLDER") in favor of and for the benefit of Tecnomatix Technologies Ltd., a company incorporated in Israel ("TECNOMATIX").

                                    RECITALS:

WHEREAS, Tecnomatix, USDATA Corporation, a Delaware corporation ("USDATA") and other parties named therein are entering into an Asset Purchaser Agreement of even date herewith (the "ASSET PURCHASE AGREEMENT") that provides (subject to the conditions set forth therein) for the purchase of substantially all of the assets of USDATA by Tecnomatix (the "TRANSACTION"). Capitalized terms used but not otherwise defined in this Undertaking have the meanings ascribed to such terms in the Asset Purchase Agreement; and

WHEREAS, Tecnomatix has set, as an inducement for entering into the Asset Purchase Agreement, a requirement that it receive the undertakings set forth herein from Stockholder, and Stockholder has agreed to deliver this Undertaking; and

WHEREAS, in order to induce Tecnomatix to enter into the Asset Purchase Agreement, Stockholder is making the undertakings set forth herein.

                                  UNDERTAKINGS

Stockholder, intending to be legally bound, agrees as follows:

1. CERTAIN DEFINITIONS.

     For purposes of this Undertaking:

     1.1. "ACQUISITION PROPOSAL" shall mean any inquiry or any proposal by any person or entity with respect to USDATA or any of its Subsidiaries that constitutes or could reasonably be expected to lead to an Acquisition Transaction.

     1.2. "ACQUISITION TRANSACTION" shall mean, other than the Transaction, any acquisition or purchase, grant of exclusive license or a similar right or other disposition of, a substantial amount of assets of, or any equity interest in USDATA, or any merger, consolidation, business combination, amalgamation, recapitalization, liquidation, dissolution, or similar transaction involving USDATA or any of its Subsidiaries or a substantial amount of the Assets. Notwithstanding anything set forth herein to the contrary, no transaction between or among USDATA and any of its Subsidiaries shall constitute an Acquisition Transaction.

     1.3. "EXPIRATION DATE" shall mean the date upon which the earlier of the following occurs: (a) 9 months have elapsed from termination of the Asset Purchase Agreement, or (b) the date of the closing of the Transaction.

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     1.4. For purposes of this Undertaking, Stockholder shall be deemed to "OWN"
     or to have acquired "OWNERSHIP" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

     1.5. "SUBJECT SECURITIES" shall mean: (i) securities of USDATA (including all USDATA shares and all options, warrants and other rights to acquire USDATA shares) Owned by Stockholder as of the date of this Undertaking; and
     (ii) all additional securities of USDATA (including all additional USDATA shares and all additional options, warrants and other rights to acquire USDATA shares) of which Stockholder acquires Ownership during the period from the date of this Undertaking through the Expiration Date.

     1.6. "UNDERTAKING SHARES" shall mean 824,558 shares of Common Stock, 25,000 shares of Series A Preferred Stock of USDATA, 132,500 shares of Series B Preferred Stock of USDATA and 56,250 shares of Series C-1 Preferred Stock of USDATA.

     1.7. For purposes of this Undertaking, a Person shall be deemed to have effected a "TRANSFER" of a security if such Person directly or indirectly:
     (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. TRANSFER AND VOTING OF SUBJECT SECURITIES.

     2.1. NO TRANSFER OF SUBJECT SECURITIES. Stockholder represents and warrants to Tecnomatix that (i) such Stockholder is a record or beneficial owner of the Subject Securities set forth on the signature page of this Undertaking with power to vote the Subject Securities or cause the Subject Securities to be voted; and (ii) the Subject Securities set forth on the signature page hereto constitute such Stockholder's entire interest in the outstanding capital stock and voting securities of USDATA. Stockholder agrees that, during the period from the date of this Undertaking through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected. Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Subject Securities other than in compliance with this Undertaking, USDATA shall not, and Stockholder hereby unconditionally and irrevocably instructs USDATA to not, permit any such transfer on its books and records, issue a new certificate representing any of the Subject Securities or record such vote unless and until such Stockholder shall have complied with the terms of this Undertaking.

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     2.2. NO TRANSFER OF VOTING RIGHTS. Stockholder agrees that, during the period from the date of this Undertaking through the Expiration Date, Stockholder shall ensure that: (i) none of the Subject Securities is deposited into a voting trust; and (ii) other than the Irrevocable Proxy described below, no proxy or power-of-attorney is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

     2.3. AGREEMENT TO VOTE SUBJECT SECURITIES AND TAKE CERTAIN OTHER ACTION. Prior to the Expiration Date, at every meeting of the stockholders of USDATA at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of USDATA with respect to any of the following matters, Stockholder shall vote, or cause the holder of record to vote, all the Undertaking Shares in favor of the Transaction, the Asset Purchase Agreement and any related transaction and any proposal or action presented to a stockholder vote which would, or could reasonably be expected to, facilitate the Transaction and against any Acquisition Transaction or any proposal or action presented to a stockholder vote which would or could reasonably be expected to hinder, defeat or disturb the Transaction or facilitate an Acquisition Transaction. Prior to the Expiration Date, Stockholder, as the holder of voting stock of USDATA, shall be present, in person or by proxy, or cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of USDATA at which any matter referred to in this Section y2 is to be voted upon so that all Subject Securities are counted for the purposes of determining the presence of a quorum at such meetings.

     2.4. IRREVOCABLE PROXY. Stockholder hereby delivers to Tecnomatix a duly executed proxy in the form attached hereto as ANNEX A (the "PROXY"), such Proxy to cover all the issued and outstanding Undertaking Shares (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. Upon the execution of this Undertaking by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of any and all of the Undertaking Share on the matters referred to in Section y2 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Undertaking Shares on the matters referred to in Section y2 until after the Expiration Date.

     2.5. PURCHASE OF SECURITIES. Stockholder agrees that, during the period from the date of this Undertaking through the Expiration Date, the total voting rights of Stockholder in USDATA shall not be increased in any way and accordingly Stockholder shall not purchase or acquire any USDATA shares and shall not exercise any rights, options or warrants to purchase any shares of USDATA, whether or not such rights, options or warrants are Owned by the Stockholder as of the date hereof or are acquired or received by Stockholder during the period from the date of this Undertaking through the Expiration Date.

3. TERMINATION FEE. If an Acquisition Transaction is consummated on or before the Expiration Date, Stockholder shall pay to Tecnomatix, no later than two business days after the consummation of such Acquisition Transaction, a nonrefundable cash fee as follows:

     3.1. In the event that the aggregate value of the consideration received or to be received by the stockholders of USDATA in connection with such Acquisition Transaction (including pursuant to any liquidation of USDATA following consummation of an Acquisition Transaction) shall not exceed the Liquidation Preference Amount (as defined below), then Stockholder shall pay Tecnomatix an amount equal to 100% of the difference between (i) the aggregate value of the consideration received or to be received by the Stockholder in connection with such Acquisition Transaction (including pursuant to any liquidation of USDATA following consummation of an Acquisition Transaction) and (ii) the aggregate value of the consideration to be received by the Stockholder in connection with the Transaction under the Asset Purchase Agreement (including pursuant to any liquidation of USDATA following consummation of the Asset Purchase Agreement).

     3.2. In the event that the aggregate value of the consideration received or to be received by the stockholders of USDATA in connection with such Acquisition Transaction (including pursuant to any liquidation of USDATA following consummation of an Acquisition Transaction) shall exceed the Liquidation Preference Amount, then Stockholder shall pay Tecnomatix an amount equal to 75% of the difference between (i) the aggregate value of the consideration received or to be received by the Stockholder in connection with such Acquisition Transaction (including pursuant to any liquidation of USDATA following consummation of an Acquisition Transaction) and (ii) the aggregate value of the consideration to be received by the Stockholder in connection with the Transaction under the Asset Purchase Agreement (including pursuant to any liquidation of USDATA following consummation of the Asset Purchase Agreement).

     3.3. If the consideration to be offered, paid or received pursuant to an Acquisition Transaction shall be other than cash, the value of such consideration shall be determined in good faith by an independent, nationally recognized investment banking firm jointly selected by Stockholder and Tecnomatix, which determination shall be conclusive for all purposes of this Undertaking.

     3.4. For the purpose of this Undertaking, the "Liquidation Preference Amount" shall mean the aggregate liquidation preference amounts payable or attributable with respect to, or by virtue of holding of, all the issued and outstanding Series C-1 Preferred Stock and Series C-2 Preferred Stock of USDATA that are either issued and outstanding as of the date hereof or are issuable upon exercise of all outstanding rights, options or warrants to purchase any such Series C-1 Preferred Stock and Series C-2 Preferred Stock, including all accrued but unpaid dividends and interest on all such Series C-1 Preferred Stock and Series C-2 Preferred Stock, all as set forth in the Certificate of Designation for Series C-1 Preferred Stock and Series C-2 Preferred Stock of USDATA, as in effect on the date hereof. Stockholder represents and warrants that as of the date hereof, the Liquidation Preference Amount is approximately US$18,200,000.

4. WAIVER OF APPRAISAL RIGHTS. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Transaction.

5. NO SOLICITATION. Stockholder agrees that, during the period from the date of this Undertaking through the Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that its affiliates, officers, directors, partners, principals, employees, representatives and agents do not, directly or indirectly: (a) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate the making of any Acquisition Proposal or agree to endorse any Acquisition Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to another Person any information with respect to an Acquisition Proposal, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any action or matter relating to an Acquisition Proposal. Stockholder shall immediately cease and cause to be terminated, and Stockholder shall ensure that its affiliates, officers, directors, partners, principals, employees, representatives and agents immediately cease and cause to be terminated, any existing discussions with any Person that relate to any Acquisition Proposal. If Stockholder or any of its officers, directors, partners, principals, employees, representatives and agents receives an Acquisition Proposal, then Stockholder shall promptly inform Tecnomatix of the material terms and conditions of such proposal and the identity of the Person making it and shall keep Tecnomatix fully informed of any and all material developments of any such Acquisition Proposal and of all steps it is taking in response to such Acquisition Proposal.

6. PROHIBITION ON OWNERSHIP OF TECNOMATIX SECURITIES. Stockholder shall not obtain or otherwise acquire Ownership of any securities of Tecnomatix during the period commencing on the date of this Undertaking and ending on the Expiration Date.

7. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Tecnomatix as follows:

     7.1. AUTHORIZATION, ETC. Stockholder has the corporate power, authority and capacity to execute and deliver this Undertaking and to perform its obligations hereunder. This Undertaking has been duly authorized and approved by Stockholder and has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) laws relating to fiduciary duties of directors, officer and any other persons.

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

7.2. NO CONFLICTS OR CONSENTS.

          7.2.1. The execution and delivery of this Undertaking by Stockholder does not, and the performance of this Undertaking by Stockholder will not: (A) conflict with or violate any law applicable to Stockholder or by which it is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance on any of the Subject Securities pursuant to, any agreement, written or oral, to which Stockholder is a party or by which Stockholder or any of its affiliates is or may be bound or affected.

          7.2.2. The execution and delivery of this Undertaking by Stockholder does not, and the performance of this Undertaking by Stockholder will not, require any consent, approval, authorization of or filing with any Person or any governmental or regulatory authority. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have, except for its voting rights as a stockholder of USDATA and in such capacity.

     7.3. NO OWNERSHIP OF SECURITIES OF TECNOMATIX. Stockholder does not Own any shares or other securities of Tecnomatix.

     7.4. ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Undertaking are accurate in all respects as of the date of this Undertaking, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Transaction as if made on that date.

8. ADDITIONAL COVENANTS OF STOCKHOLDER.

     8.1. INDEMNIFICATION AGREEMENT. Stockholder undertakes that at the Closing of the Asset Purchase Agreement, Stockholder shall duly execute and deliver to Tecnomatix the Indemnification Agreement in the form of Exhibit 7.3.8 attached to the Asset Purchase Agreement.

     8.2. FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional documents and shall take such further actions, as Tecnomatix may reasonably request for the purpose of carrying out and furthering the intent of this Undertaking.

     8.3. LEGEND. Immediately after the execution of this Undertaking (and from time to time upon the acquisition by Stockholder of Ownership of any USDATA Shares prior to the Expiration Date), Stockholder shall ensure that each certificate evidencing any outstanding USDATA Shares or other securities of USDATA Owned by Stockholder bears a legend in the following form:

     THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE UNDERTAKING DATED AS OF JULY 29, 2003, BETWEEN STOCKHOLDER AND TECNOMATIX AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

9. MISCELLANEOUS.

     9.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements made by Stockholder in this Undertaking shall survive (i) the consummation of the Transaction,
     (ii) any termination of the Asset Purchase Agreement, and (iii) the Expiration Date.

     9.2. EXPENSES. Except as otherwise provided in the Asset Purchase Agreement or in this Undertaking, all costs and expenses incurred in connection with the transactions contemplated by this Undertaking shall be paid by the party incurring such costs and expenses.

     9.3. NOTICES. Any notice or other communication required or permitted to be delivered to Tecnomatix or Stockholder under this Undertaking shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the respective names of Tecnomatix or Stockholder below (or to such other address or facsimile telephone number as Tecnomatix or Stockholder shall have specified in a written notice given to the other):


                    If to Stockholder to:

                           SCP Private Equity Partners II, L.P.
                           435 Devon Park Drive, Building 300
                           Wayne, Pennsylvania 19087, USA
                           Attention: Charles C. Freyer, Esq.
                           Fax:  610.975.9546

                    with a copy to:

                           Saul Ewing LLP
                           1200 Liberty Ridge Drive, Suite 200
                           Wayne Pennsylvania 19087, USA
                           Attention: Spencer W. Franck, Jr., Esq.
                           Fax: 610 408-4405

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

                    If to Tecnomatix to:

                           Delta House, 16 Hagalim Ave.
                           Herzeliya 46733, Israel
                           Attention: Legal Counsel
                           Facsimile: 972-9-9544402

                    with a copy to:

                           Meitar, Liquornik, Geva & Co.
                           16 Abba Hillel Silver Road
                           Ramat Gan, Israel 52506
                           Attention: Dan Shamgar, Adv.
                           Facsimile:  972-3-610-3111

     9.4. SEVERABILITY. In the event that any provision of this Undertaking, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Undertaking will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of Stockholder and Tecnomatix. Stockholder further agrees to replace such void or unenforceable provision of this Undertaking with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY. This Undertaking (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.6. ASSIGNABILITY. Except as provided herein, neither this Undertaking nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Undertaking shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Tecnomatix and its successors and assigns. Without limiting any of the restrictions set forth in Section y2 or elsewhere in this Undertaking, this Undertaking shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Undertaking, express or implied, is intended to or shall confer upon any Person other than Tecnomatix any right, benefit or remedy of any nature whatsoever under this Undertaking.

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

     9.7. SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge and agree that the failure of any party to this Undertaking to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Undertaking for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     9.8. NON-EXCLUSIVITY. The rights and remedies of Tecnomatix under this Undertaking are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Tecnomatix under this Undertaking, and the obligations and liabilities of Stockholder under this Undertaking, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

     9.9. GOVERNING LAW; VENUE.

          9.9.1. This Undertaking shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; PROVIDED, HOWEVER, that any matter involving the internal corporate affairs of Tecnomatix or any party hereto shall be governed by the provisions of the jurisdiction of its incorporation.

          9.9.2. In any action between Stockholder and Tecnomatix arising out of or relating to any provision of this Undertaking: (A) Stockholder irrevocably and unconditionally consents and submits to the jurisdiction and venue of either the state and federal courts located in the State of Delaware.

     9.10. CAPTIONS. The captions contained in this Undertaking are for convenience of reference only, shall not be deemed to be a part of this Undertaking and shall not be referred to in connection with the construction or interpretation of this Undertaking.

     9.11. WAIVER AND AMENDMENT. No failure on the part of Tecnomatix to exercise any power, right, privilege or remedy under this Undertaking, and no delay on the part of Tecnomatix in exercising any power, right, privilege or remedy under this Undertaking, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Tecnomatix shall not be deemed to have waived any claim available to Tecnomatix arising out of this Undertaking, or any power, right, privilege or remedy of Tecnomatix under this Undertaking, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Tecnomatix, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Undertaking may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     9.12. CONSTRUCTION.

          9.12.1. For purposes of this Undertaking, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          9.12.2. Stockholder agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Undertaking.

          9.12.3. As used in this Undertaking, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          9.12.4. Except as otherwise indicated, all references in this Undertaking to "Sections" are intended to refer to Sections of this Undertaking.

     9.13. COUNTERPARTS. This Undertaking and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.

              [The remainder of this page intentionally left blank]

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


     IN WITNESS WHEREOF, Stockholder has caused this Undertaking to be executed as of the date first written above.

                   SCP PRIVATE EQUITY PARTNERS II, L.P.


                   By: SCP Private Equity II General Partner, L.P., its general partner

                   By: SCP Private Equity II, LLC,
                   its manager

                   By:_________________________________________




         Subject Securities:

         Shares of Common Stock: 1,649,114
         Shares of Series A Preferred Stock: 50,000
         Shares of Series B Preferred Stock: 265,000
         Shares of Series C-1 Preferred Stock: 112,500
         Shares of Series C-2 Preferred Stock: none

         Warrants to purchase shares of Series A Preferred Stock: none Warrants to purchase shares of Series B Preferred Stock: none Warrants to purchase shares of Series C-1 Preferred Stock: none Warrants to purchase shares of Series C-2 Preferred Stock: 104,375


         Acknowledged and agreed to by:
         USDATA Corporation

         By:      _________________________________________

         Name:    _________________________________________

         Title:   _________________________________________

                                     ANNEX A

                                IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                               USDATA CORPORATION

     The undersigned stockholder of USDATA Corporation, a Delaware corporation ("USDATA"), hereby irrevocably appoints the members of the Board of Directors of Tecnomatix Technologies Ltd., a company incorporated in Israel ("TECNOMATIX"), and each of them, or any other designee of Tecnomatix as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of USDATA that now are owned of record by the undersigned and are listed on the signature page of this proxy (collectively, the "SHARES"), in accordance with the terms of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of USDATA entering into that certain Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT") by and among USDATA, Tecnomatix and the other parties named therein, which Asset Purchase Agreement provides for the acquisition of certain assets of USDATA by Tecnomatix (the "TRANSACTION"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the closing of the Transaction shall have been completed in accordance with the terms and provisions of the Asset Purchase Agreement, and
(ii) the date that is 9 months after the termination of the Asset Purchase Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of USDATA and in every written consent in lieu of such meeting, in favor of adoption of the Transaction, the Asset Purchase Agreement and any related transaction and any proposal or action which would, or could reasonably be expected to, facilitate the Transaction and against any Acquisition Transaction or any proposal or action presented to a stockholder vote which would or could reasonably be expected to hinder, defeat or disturb the Transaction or facilitate an Acquisition Transaction. "Acquisition Transaction" means, other than the Transaction, any acquisition or purchase, grant of exclusive license or a similar right or other disposition of, a substantial amount of the assets of, or any equity interest in USDATA, or any merger, consolidation, business combination, amalgamation, recapitalization, liquidation, dissolution, or similar transaction involving USDATA or any of its subsidiaries or a substantial amount of the Assets to be purchased by Tecnomatix in connection with the Asset Purchase Agreement.

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     The attorneys and proxies named above may not exercise this Irrevocable
Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     All authority herein conferred and any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                            [SIGNATURE PAGE FOLLOWS]


                                       13
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Execution Form

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

     Dated: July 29, 2003


                       SCP PRIVATE EQUITY PARTNERS II, L.P.


                       By: SCP Private Equity II General Partner, L.P., its general partner

                       By: SCP Private Equity II, LLC,
                       its manager

                       By:_________________________________________



Shares owned of record by the Stockholder as of the date hereof that are subject to this proxy:

Shares of Common Stock: 824,558
Shares of Series A Preferred Stock: 25,000
Shares of Series B Preferred Stock: 132,500
Shares of Series C-1 Preferred Stock: 56,250

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